Exhibit 99.1


  ALLIANCE DISTRIBUTORS HOLDING INC. ANNOUNCES END OF DISCUSSIONS TO BUY FESCO

COLLEGE POINT, N.Y.--(BUSINESS WIRE)--April 26, 2006--Alliance Distributors Holding Inc. (OTC Bulletin Board: ADTR) today announced that it will not buy Foto Electric Supply Co. Inc. (Fesco). An agreement by the company to buy Fesco expired on February 28, 2006, and subsequent discussions to extend and amend the agreement have ended. The company will record a charge of approximately $257,000 in the first quarter ended March 31, 2006 for its costs in the terminated transaction.

Jay Gelman, CEO of Alliance, said "We were unable to raise the necessary financing at the valuation required by the sellers. We continue to feel that Fesco would have been an excellent acquisition, and we admire its management and business."

Mr. Gelman added, "The relationships that we developed with numerous financing sources will be of value to us when other acquisition opportunities come our way. At the same time, we are proceeding with our strategy of internal growth through aggressive marketing to our existing and prospective customers."

About Alliance Distributors Holding Inc.

Alliance Distributors Holding Inc. (www.alliancedistributors.com), which does business as Alliance Distributors, is a full service wholesale distributor of interactive video games and gaming products for all key manufacturers and 3rd party publishers in the video game industry. Alliance Distributors offers comprehensive support on Playstation 2, PS1, PSP, X-Box, Game Cube, Nintendo DS and GameBoy systems, peripherals and software titles.

Safe Harbor

Certain of the statements contained in this press release may contain forward-looking statements which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Actual results, events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors, risks and uncertainties, including but not limited to, risks associated with technological change, competitive factors and general economic conditions. The Company has no duty and undertakes no obligation to update such statements.

Contact:

Alliance Distributors Holding Inc.
Steve Gelman
VP of Marketing & Communications
(718) 747-1500 ext. 133
steve@alliancedis.com